 Exhibit 99.1

NEWS RELEASE

ParkerVision Launches “Against the Giants” Video Series

Highlighting Ongoing Litigation

JACKSONVILLE, Florida,

January 30, 2025 -- ParkerVision, Inc. (“the Company”) (OTCQB: PRKR) announced today the release of the first episode in its four-part video series, Against the Giants.  The series, available exclusively on the newly created @Against_Giants X (formerly Twitter) and Instagram pages, provides an in-depth look into ParkerVision’s ongoing legal battle against Qualcomm.

As part of its commitment to transparency, ParkerVision aims to inform stakeholders about the critical issues at the heart of the litigation and the broader implications for intellectual property rights and fair competition in the tech industry.

“Our goal with Against the Giants is to shed light on the facts of our case and offer a clear, compelling narrative that underscores the importance of protecting innovation,” said Jeffrey Parker, CEO of ParkerVision. “We believe this series will provide valuable insight for our investors, partners, and the broader public as we hope to schedule a trial in 2025.”

The first episode of Against the Giants is now live on @Against_Giants on X and Instagram, with subsequent episodes scheduled for release in the coming weeks.

For more information, follow @Against_Giants on X @ http://x.com/against_giants and Instagram @ http://instagram.com/against_giants.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses advanced, proprietary radio-frequency (RF) technologies that empower wireless solution providers to create and market state-of-the-art wireless communication products. ParkerVision is actively involved in multiple patent enforcement actions in the U.S. to safeguard its patented technologies, which it believes are being broadly infringed upon by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and disclosures in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Tony Vignieri

Communications Director

tvignieri@parkervision.com

Media Contact:

media@parkervision.com